                                                               Exhibit (a)(1)(A)

                         GABELLI ASSET MANAGEMENT INC.

                           OFFER TO PURCHASE FOR CASH

                   800,000 SHARES OF ITS CLASS A COMMON STOCK
                  AT A PURCHASE PRICE NOT IN EXCESS OF $31.75
                         NOR LESS THAN $28.00 PER SHARE

            THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS
     WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, JULY 7, 2003,
                      UNLESS THE TENDER OFFER IS EXTENDED.

     Gabelli Asset Management Inc., a New York corporation, is offering to purchase for cash 800,000 shares of its Class A common stock, par value $0.001 per share, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the tender offer). We are inviting you to tender your shares at prices specified by you that are not greater than $31.75 nor less than $28.00 per share, net to you in cash, without interest, upon the terms and subject to the conditions of the tender offer.

     On the terms and subject to the conditions of the tender offer, we will determine the single per share price, not in excess of $31.75 nor less than $28.00 per share net to you in cash, without interest, that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares so tendered and the prices specified by you. We will select the lowest purchase price that will allow us to purchase 800,000 shares, or such lesser number of shares as are properly tendered and not properly withdrawn, at prices not in excess of $31.75 nor less than $28.00 per share. All shares properly tendered at prices at or below the purchase price and not properly withdrawn will be purchased at the purchase price, on the terms and subject to the conditions of the tender offer, including the proration provisions. We reserve the right, in our sole discretion, to purchase more than 800,000 shares in the tender offer, subject to applicable law. See Section 14. Shares tendered at prices in excess of the purchase price and shares not purchased because of proration provisions will not be purchased in the tender offer. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1.

     THE TENDER OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6.

     The shares are listed and traded on the New York Stock Exchange under the trading symbol "GBL." On June 3, 2003, the last trading day before the date of the public announcement of our intention to commence the tender offer, the last reported sale price of the shares on the NYSE Composite Tape was $31.75. Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price to tender their shares. See Section 7.

     Questions and requests for assistance may be directed to Robert Zuccaro, Gabelli's Chief Financial Officer, at the address and telephone number set forth on the back cover page of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may also be directed to Mr. Zuccaro.

     OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER GABELLI NOR ANY MEMBER OF OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND

THE PRICE OR PRICES AT WHICH YOUR SHARES SHOULD BE TENDERED. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER OR OTHER FINANCIAL OR TAX ADVISORS. SOME OF OUR EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY MAY TENDER SOME OF THEIR SHARES IN THE TENDER OFFER. OUR HOLDERS OF CLASS B COMMON STOCK HAVE ADVISED US THAT THEY MAY EXCHANGE UP TO APPROXIMATELY $7 MILLION OF THEIR SHARES OF CLASS B COMMON STOCK INTO CLASS A COMMON STOCK AND TENDER SUCH SHARES INTO THE OFFER.

June 5, 2003

                                   IMPORTANT

     If you wish to tender all or any part of your shares, you must do one of the following before the tender offer expires at 5:00 p.m., New York City time, on Monday, July 7, 2003 (unless the tender offer is extended):

     (1) (a) complete and sign the Letter of Transmittal, or a facsimile of it, according to the instructions in the related Letter of Transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to EquiServe, the depositary for the tender offer, and mail or deliver the certificates for the shares to the depositary together with any other documents required by the Letter of Transmittal or (b) tender the shares according to the procedure for book-entry transfer described in Section 3, or

     (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

     If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your shares. If you desire to tender your shares and

     (1) your certificates for the shares are not immediately available or cannot be delivered to the depositary, or

     (2) you cannot comply with the procedure for book-entry transfer, or

     (3) your other required documents cannot be delivered to the depositary by the expiration of the tender offer,

you must tender your shares according to the guaranteed delivery procedure described in Section 3.

     TO TENDER SHARES PROPERLY, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH YOU ARE TENDERING YOUR SHARES.

     If you wish to maximize the chance that we will purchase your shares, you should check the box in the section entitled "Shares Tendered at Price Determined Under the Tender Offer" in the section captioned "Price (in Dollars) Per Share at Which Shares are Being Tendered" in the Letter of Transmittal. You should understand that this election may have the effect of lowering the purchase price and could result in your shares being purchased at the minimum price of $28.00 per share.

     We are not making the tender offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the tender offer to stockholders in any such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

                               TABLE OF CONTENTS

SECTION                                                                  PAGE
-------                                                                  ----
SUMMARY TERM SHEET.....................................................    1
FORWARD-LOOKING STATEMENTS.............................................    6
INTRODUCTION...........................................................    7
THE TENDER OFFER.......................................................    9
     1.    NUMBER OF SHARES; PRORATION.................................    9
     2.    PURPOSE OF THE TENDER OFFER;
           CERTAIN EFFECTS OF THE TENDER OFFER.........................   10
     3.    PROCEDURES FOR TENDERING SHARES.............................   12
     4.    WITHDRAWAL RIGHTS...........................................   17
     5.    PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE............   17
     6.    CONDITIONS OF THE TENDER OFFER..............................   18
     7.    PRICE RANGE OF SHARES; DIVIDENDS............................   20
     8.    SOURCE AND AMOUNT OF FUNDS..................................   20
     9.    CERTAIN INFORMATION CONCERNING GABELLI......................   20
    10.    INTEREST OF DIRECTORS, EXECUTIVE OFFICERS
           AND CERTAIN OTHER PERSONS; TRANSACTIONS AND
           ARRANGEMENTS CONCERNING SHARES..............................   26
    11.    EFFECTS OF THE TENDER OFFER ON THE MARKET FOR SHARES;
           REGISTRATION UNDER THE EXCHANGE ACT.........................   29
    12.    CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.................   29
    13.    CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.......   30
    14.    EXTENSION OF THE TENDER OFFER; TERMINATION;
           AMENDMENT...................................................   33
    15.    FEES AND EXPENSES...........................................   33
    16.    MISCELLANEOUS...............................................   34
SCHEDULE I.............................................................   35

                               SUMMARY TERM SHEET

     We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the tender offer. We have included references to the Sections of this Offer to Purchase where you will find a more complete discussion.

WHO IS OFFERING TO PURCHASE MY
SHARES? ......................   Gabelli Asset Management Inc. is offering to
                                 purchase your shares of Gabelli Class A common stock.

CAN SERIES B COMMON STOCK BE
TENDERED INTO THE OFFER? .....   The offer is for our Class A common stock only.
                                 Nevertheless, our board of directors has authorized the exchange of shares of Class B common stock into Class A common stock, upon request from time to time by holders of Class B common stock. Holders receiving shares of Class
                                 A common stock in the exchange may tender such shares into the offer. Our holders of Class B common stock have advised us that they may exchange up to approximately $7 million of their shares of Class B common stock into Class
                                 A common stock and tender such shares into the offer. See Section 10.

WHAT WILL THE PURCHASE PRICE
FOR THE SHARES BE AND WHAT
WILL BE THE FORM OF
PAYMENT? .....................   We are conducting the tender offer through a
                                 procedure commonly called a modified "Dutch
                                 Auction." This procedure allows you to select the price within a price range specified by us at which you are willing to sell your shares.
                                 The price range for the tender offer is $28.00 to $31.75 per share. We will determine the purchase price that we will pay per share promptly after the tender offer expires. The purchase price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering stockholders, we can purchase 800,000 shares, or if fewer shares are properly tendered, such lesser number of shares as are properly tendered and not properly withdrawn. We will purchase all shares at the same purchase price, even if you have selected a lower purchase price, but we will not purchase any shares above the purchase price selected by us. We will pay this purchase price in cash, without interest, promptly after the expiration of the tender offer for all the shares we purchase under the tender offer, even if some of the shares are tendered below the purchase price.
                                 See Section 1.

HOW MANY SHARES WILL YOU
PURCHASE? ....................   We will purchase 800,000 shares of Class A
                                 common stock in the tender offer, or such lesser number of shares as are properly tendered. If more than 800,000 shares are tendered, we will purchase all shares tendered at or below the purchase price on a pro rata basis. We expressly reserve the right to purchase additional shares of up to 2% of the outstanding shares of Class A common stock and could also decide to purchase more shares subject to applicable legal requirements. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 6.

HOW WILL YOU PAY FOR THE
SHARES? ......................   We expect to fund the purchase of shares under
                                 the tender offer and the payment of related fees and expenses from available cash. The tender offer is not subject to the receipt of financing. See Section 8.

HOW LONG DO I HAVE TO TENDER
MY SHARES? ...................   You may tender your shares until the tender
                                 offer expires. The tender offer will expire on Monday, July 7, 2003, at 5:00 p.m., New York
                                 City time, unless we extend it. See Section 1.
                                 We may choose to extend the tender offer for any reason. We cannot assure you, however, that we will extend the tender offer or, if we extend it, for how long. See Section 14.

CAN THE TENDER OFFER BE
EXTENDED, AMENDED OR
TERMINATED, AND UNDER WHAT
CIRCUMSTANCES? ...............   We can extend or amend the tender offer in our
                                 sole discretion. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. We can terminate the tender offer under certain circumstances. See Sections
                                 6 and 14.

HOW WILL I BE NOTIFIED IF YOU
EXTEND THE TENDER OFFER? .....   We will issue a press release by 9:00 a.m., New
                                 York City time, on the business day after the previously scheduled expiration date if we decide to extend the tender offer. See Section
                                 14.

ARE THERE ANY CONDITIONS TO
THE TENDER OFFER? ............   Yes. The tender offer is subject to conditions
                                 such as the absence of court and governmental action prohibiting the tender offer and changes in general market conditions or our business that is or may be materially adverse to us. See
                                 Section 6.

HOW DO I TENDER MY SHARES? ...   To tender your shares, prior to 5:00 p.m., New
                                 York City time, on Monday, July 7, 2003, unless the offer is extended:

                                 -- you must deliver your share certificate(s)
                                    and a properly completed and duly executed
                                    Letter of Transmittal to the depositary
                                   at the address appearing on the back cover page of this Offer to Purchase; or

                                 -- the depositary must receive a confirmation
                                    of receipt of your shares by book-entry
                                    transfer and a properly completed and duly executed Letter of Transmittal; or

                                 -- you must comply with the guaranteed delivery
                                    procedure.

                                 If you wish to maximize the chance that we will purchase your shares, you should check the box in the section entitled "Shares Tendered at Price Determined Under the Tender Offer" in the section captioned "Price (in Dollars) Per Share at Which Shares are Being Tendered" in the Letter of Transmittal. You should understand that this election may have the effect of lowering the purchase price and could result in your shares being purchased at the minimum price of $28.00 per share.

                                 Contact Robert Zuccaro, Gabelli's Chief
                                 Financial Officer, at the address and telephone number set forth on the back cover page of this Offer to Purchase, or your broker or other financial or tax advisors for assistance. See
                                 Section 3 and the instructions to the Letter of Transmittal.

ONCE I HAVE TENDERED SHARES IN
THE TENDER OFFER, CAN I
WITHDRAW MY TENDER? ..........   Yes. You may withdraw any shares you have
                                 tendered at any time before 5:00 p.m., New York
                                 City time, on Monday, July 7, 2003, unless we extend the tender offer, in which case you can withdraw your shares until the expiration of the tender offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 12:00 midnight, New York City time, on Thursday, July 31, 2003. See Section
                                 4.

HOW DO I WITHDRAW SHARES I
PREVIOUSLY TENDERED? .........   You must deliver on a timely basis a written,
                                 telegraphic or facsimile notice of your
                                 withdrawal to the depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in
                                 Section 3. See Section 4.

IN WHAT ORDER WILL YOU
PURCHASE THE TENDERED
SHARES? ......................   We will purchase shares from all stockholders
                                 who properly tender shares at or below the purchase price selected by us, on a pro rata basis.

IF I DECIDE NOT TO TENDER, HOW
WILL THE TENDER OFFER AFFECT
MY SHARES? ...................   Upon the completion of the tender offer,
                                 non-tendering stockholders will realize a proportionate increase in their relative equity interest in us and thus in our future earnings and assets, subject to the issuance of additional shares of common stock and other equity securities in the future.

FOLLOWING THE TENDER OFFER,
WILL YOU CONTINUE AS A PUBLIC
COMPANY? .....................   We believe that our shares will continue to be
                                 traded in the NYSE and that we will continue to be subject to the periodic reporting requirements of the Exchange Act. See Section 2 and Section 6.

WHEN AND HOW WILL YOU PAY FOR
THE SHARES I TENDER? .........   We will pay the purchase price, net in cash,
                                 without interest, for the shares we purchase promptly after the expiration of the tender offer. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the depositary, EquiServe, promptly after the expiration date of the tender offer.
                                 The depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment and our acceptance of the shares for payment. See Section 5.

WHAT IS THE RECENT MARKET
PRICE OF MY SHARES? ..........   On June 3, 2003, the last trading day before
                                 the date of the public announcement of our intention to commence the tender offer, the last reported sale price of the shares on the NYSE Composite Tape was $31.75. Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what purchase price to tender their shares.

WILL I HAVE TO PAY BROKERAGE
COMMISSIONS IF I TENDER MY
SHARES? ......................   If you are a registered stockholder and you
                                 tender your shares directly to the depositary, you will not incur any brokerage commissions.
                                 If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See Section 2.

WHAT ARE THE UNITED STATES
FEDERAL INCOME TAX
CONSEQUENCES IF I TENDER MY
SHARES? ......................   Generally, you will be subject to United States
                                 federal income taxation when you receive cash from us in exchange for the shares you tender.
                                 In addition, such receipt of cash for your tendered shares will generally be treated for United States federal income tax purposes either as (1) a sale or exchange eligible for capital gains treatment or (2) a dividend subject to ordinary income tax rates.
                                 Non-United States holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Section 13.

WILL I HAVE TO PAY STOCK
TRANSFER TAX IF I TENDER MY
SHARES? ......................   If you instruct the depositary in the related
                                 Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section
                                 5.

HAVE YOU OR YOUR BOARD OF
DIRECTORS ADOPTED A POSITION
ON THE TENDER OFFER? .........   Our board of directors has approved the tender
                                 offer. However, neither we nor our board of directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which your shares should be tendered. Some of our executive officers have advised us that they may tender some of their shares in the tender offer. See Section 10.

WHO CAN I TALK TO IF I HAVE
QUESTIONS? ...................   For additional information or assistance you
                                 may contact:
                                   Robert Zuccaro
                                   Chief Financial Officer
                                   Gabelli Asset Management Inc.
                                   One Corporate Center, Rye, New York 10580
                                   Tel: (914) 921-5088

                           FORWARD-LOOKING STATEMENTS

     This Offer to Purchase, including the Summary Term Sheet, contains statements that are not historical facts and may constitute projections, forecasts or forward-looking statements. Such statements only reflect our best assessment at this time, and may be identified by the use of forward-looking words or phrases such as "anticipate", "believe", "expect", "intend", "may", "planned", "potential", "should", "will" and "would" and other words and terms of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference, include, but are not limited to:

     - changes in general economic, business and social conditions, including the performance of financial markets and interest rates;

     - heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors;

     - changes in industry trends;

     - regulatory, accounting or tax changes that may affect the cost of, or demand for, our products or services;

     - a decline in the performance of our products or services;

     - investor interest in equity investment management services;

     - downgrades in our ratings;

     - absolute and relative performance of our products;

     - changes in government policy or regulation;

     - changes in our ability to attract or retain key employees;

     - unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations; and

     - other risks and uncertainties described from time to time in our filings with the SEC.

     In addition, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which is incorporated by reference herein, for more information on these and other risk factors. Except as required by law, we undertake no obligation to make any revisions to the forward-looking statements contained in this Offer to Purchase or to update them to reflect events or circumstances occurring after the date of this Offer to Purchase.

                                  INTRODUCTION

     Gabelli Asset Management Inc., a New York corporation, invites its stockholders to tender 800,000 shares, or such lesser number of shares as are properly tendered, of its Class A common stock, par value $0.001 per share, to Gabelli at prices that are not in excess of $31.75 nor less than $28.00 per share, net to the seller in cash, without interest, as specified by stockholders tendering their shares, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, which, as amended and supplemented from time to time, together constitute the tender offer.

     We will, upon the terms and subject to the conditions of the tender offer, determine the single per share price, not in excess of $31.75 nor less than $28.00 per share, net to the seller in cash, without interest, that we will pay for shares properly tendered under the tender offer, taking into account the number of shares so tendered and the prices specified by tendering stockholders. We will select the lowest purchase price that will allow us to purchase 800,000 shares, or such lesser number of shares as are properly tendered, at prices not in excess of $31.75 nor less than $28.00 per share.

     All shares properly tendered before the "expiration date" (as defined in Section 1) at prices at or below the purchase price and not properly withdrawn will be purchased at the same purchase price, on the terms and subject to the conditions of the tender offer, including the proration provisions. See Section
1. Shares tendered at prices in excess of the purchase price and shares not purchased in the tender offer because of proration will be returned at our expense to the stockholders who tendered such shares promptly after the expiration date.

     We reserve the right, in our sole discretion, to purchase more than 800,000 shares under the tender offer, subject to applicable law. See Sections 1 and 14.

     THE TENDER OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6.

     THE BOARD OF DIRECTORS OF GABELLI HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER GABELLI NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOUR SHARES SHOULD BE TENDERED. SOME OF GABELLI'S EXECUTIVE OFFICERS HAVE ADVISED GABELLI THAT THEY MAY TENDER SOME OF THEIR SHARES IN THE TENDER OFFER. OUR HOLDERS OF CLASS B COMMON STOCK HAVE ADVISED US THAT THEY MAY EXCHANGE UP TO APPROXIMATELY $7 MILLION OF THEIR SHARES OF CLASS B COMMON STOCK INTO CLASS A COMMON STOCK AND TENDER SUCH SHARES INTO THE OFFER. SEE SECTION 10.

     Upon the terms and subject to the conditions of the tender offer, if at the expiration date more than 800,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, are properly tendered at prices at or below the purchase price and not properly withdrawn, we will purchase shares on a pro rata basis from all stockholders who properly tender shares at prices at or below the purchase price and do not properly withdraw them before the expiration date. See Section 1.

     The purchase price will be paid net to the tendering stockholder in cash, without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the related Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the tender offer. Stockholders holding shares through brokers, dealers, banks or other nominees are urged to consult such nominees to determine whether transaction costs are applicable if stockholders tender shares through such nominees and not directly to the depositary. HOWEVER, ANY TENDERING STOCK-

HOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED AS PART OF THE RELATED LETTER OF TRANSMITTAL MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAYABLE TO THE TENDERING STOCKHOLDER OR OTHER PAYEE UNDER THE TENDER OFFER. NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING AND BACKUP WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE. SEE SECTION 3 AND SECTION 13 REGARDING CERTAIN TAX CONSEQUENCES OF THE TENDER OFFER.

     We will pay all fees and expenses of the depositary incurred in connection with the tender offer. See Section 15.

     As of June 2, 2003, we had issued and outstanding 6,870,322 shares of Class A common stock and 23,150,000 shares of Class B common stock and had reserved 6,175,487 shares of Class A common stock for issuance upon exercise of outstanding stock options and incentive stock rewards and conversion of our convertible note and mandatory convertible securities.

     The 800,000 shares we are offering to purchase under the tender offer represent approximately 11.64% of the number of our shares of Class A common stock, and 2.66% of the aggregate number of shares of our common stock, outstanding on June 2, 2003.

     The shares are listed and traded on the NYSE under the trading symbol "GBL." On June 3, 2003, the last trading day before the date of announcement of our intention to commence the tender offer, the last reported sale price of the shares as reported on the NYSE Composite Tape was $31.75. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES BEFORE DECIDING WHETHER AND AT WHAT PURCHASE PRICE TO TENDER THEIR SHARES. SEE SECTION 7.

     The address of our principal executive office is One Corporate Center, Rye, New York 10580, and the telephone number is (914) 921-3700.

                                THE TENDER OFFER

1.  NUMBER OF SHARES; PRORATION.

     General. Upon the terms and subject to the conditions of the tender offer, we will purchase 800,000 shares, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration date of the tender offer at prices not greater than $31.75 nor less than $28.00 per share, net to the seller in cash, without interest.

     The term "expiration date" means 5:00 p.m., New York City time, on Monday, July 7, 2003, unless and until we, in our sole discretion, shall have extended the period of time during which the tender offer will remain open, in which event the term "expiration date" shall refer to the latest time and date at which the tender offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer. In accordance with the rules of the Securities and Exchange Commission, we may, and we expressly reserve the right to, purchase under the tender offer an additional amount of shares not to exceed 2% of the outstanding shares of Class A common stock without amending or extending the tender offer. See Section 14. In the event of an over-subscription of the tender offer as described below, shares tendered at or below the purchase price will be subject to proration. The proration period and withdrawal rights expire on the expiration date.

     If (1)(a) we increase the price to be paid for shares above $31.75 per share or decrease the price to be paid for shares below $28.00 per share, (b) we increase the number of shares being sought in the tender offer and such increase in the number of shares being sought exceeds 2% of the outstanding shares of Class A common stock or (c) we decrease the number of shares being sought and
(2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 14, we will extend the tender offer until the expiration of such period of ten business days. For the purposes of the tender offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     THE TENDER OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6.

     In accordance with Instruction 5 of the related Letter of Transmittal, stockholders desiring to tender shares must specify the price or prices, not in excess of $31.75 nor less than $28.00 per share, at which they are willing to sell us their shares under the tender offer. Prices may be specified in increments of $0.25. Alternatively, stockholders desiring to tender shares can choose to not specify a price and, instead, specify that they will sell their shares at the purchase price ultimately paid for shares properly tendered in the tender offer, which could result in the tendering stockholder receiving a price per share as low as $28.00 or as high as $31.75. Promptly following the expiration date, we will determine the purchase price that we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price, not in excess of $31.75 nor less than $28.00 net per share in cash, without interest, that will enable us to purchase 800,000 shares, or, if fewer shares are properly tendered, such lesser number of shares as are properly tendered and not properly withdrawn, under the tender offer.

     Shares properly tendered under the tender offer at or below the purchase price and not properly withdrawn will be purchased at the same purchase price, upon the terms and subject to the conditions of the tender offer, including the proration provisions. Because of the proration provisions of the tender offer, all of the shares tendered at or below the purchase price will not be purchased if more than the number of shares we seek are properly tendered at or below the purchase price. All shares tendered and not purchased under the tender offer, including shares tendered at prices in excess of the purchase price and shares not purchased because of proration provisions will not be purchased in the tender offer. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration date.

     By following the instructions to the Letter of Transmittal, stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares but a separate Letter of Transmittal must be submitted for shares tendered at each price. Stockholders can also specify the order in which the specified portions will be purchased in the event that, as a result of the proration provisions or otherwise, some but not all of the tendered shares are purchased pursuant to the tender offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration, the depository will select the order of shares purchased.

     If the number of shares properly tendered at or below the purchase price and not properly withdrawn prior to the expiration date is less than or equal to 800,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the tender offer, purchase all shares so tendered at the purchase price.

     Priority of Purchases. Upon the terms and subject to the conditions of the tender offer, if more than 800,000 shares, or such greater number of shares as we may elect to purchase, subject to applicable law, have been properly tendered at prices at or below the purchase price and not properly withdrawn before the expiration date, we will purchase all shares properly tendered at prices at or below the purchase price and not properly withdrawn before the expiration date, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

     As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that fewer than all shares tendered by a stockholder will be purchased even though those shares were tendered at prices at or below the purchase price.

     Proration. If proration of tendered shares is required, we will determine the proration factor promptly after the expiration date. Proration for each stockholder tendering shares shall be based on the ratio of the number of shares properly tendered and not properly withdrawn by such stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders at or below the purchase price. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased under the tender offer until approximately five business days after the expiration date. The preliminary results of any proration will be announced by press release promptly after the expiration date. After the expiration date, stockholders may obtain preliminary proration information from Robert Zuccaro, Gabelli's Chief Financial Officer, at the telephone number and address set forth on the back cover of this Offer to Purchase, and may be able to obtain such information from their brokers.

     As described in Section 13, the number of shares that we will purchase from a stockholder under the tender offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder's decision whether or not to tender shares. The Letter of Transmittal affords each stockholder who tenders shares registered in such stockholder's name directly to the depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.  PURPOSE OF THE TENDER OFFER; CERTAIN EFFECTS OF THE TENDER OFFER.

     Purpose of the Tender Offer. Our management and board of directors have had a longstanding policy of repurchasing shares in order to avoid dilution from stock options or other stock issuances and as a means of increasing stockholder value. Over the past year, we have repurchased in the open market fewer shares than we wanted to purchase.

     We believe that the modified "Dutch Auction" tender offer set forth herein represents a mechanism to provide most of our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of capital if they so elect. This format of repurchase provides a method for stockholders not participating to increase their relative percentage interest in us and our future operations at no additional cost. As a result, we believe that investing in our own shares in this manner is an attractive use of capital and an efficient means to provide value to our stockholders.

     The tender offer is consistent with our historical commitment to repurchasing shares from time to time as a means of increasing stockholder value. Between March 1999 and May 2003, we repurchased in the open market and in private transactions approximately 1,127,843 shares of Class A common stock for an aggregate of approximately $28,663,913 pursuant to our stock repurchase program. Between May 2002 and May 2003 we also repurchased approximately 233,500 shares of our mandatory convertible securities for an aggregate of approximately $5,109,973 in the open market.

     The tender offer provides stockholders who are considering a sale of all or a portion of their shares with the opportunity to determine the price or prices, not in excess of $31.75 nor less than $28.00 per share, at which they are willing to sell their shares and, subject to the terms and conditions of the tender offer and where shares are tendered by the registered owner thereof directly to the depositary, to sell those shares for cash without the usual transaction costs associated with open market sales.

     The tender offer allows stockholders to sell a portion of their shares while retaining a continuing equity interest in Gabelli. Stockholders who do not accept the tender offer will realize a proportionate increase in their relative equity interest in Gabelli, subject to our right to issue additional shares and other equity securities in the future and to the issuance of additional shares upon exchange or conversion of presently outstanding securities. In determining whether to tender shares under the tender offer, stockholders should consider the possibility that they may be able to sell their non-tendered shares in the future on the NYSE, or otherwise, at a net price higher than the purchase price. We give no assurance, however, as to the price or prices at which a stockholder may be able to sell their non-tendered shares in the future.

     Our board of directors has approved the tender offer. However, neither we nor any member of our board of directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which you will tender them.

     Some of our executive officers have advised us that they may tender some of their shares in the tender offer. Our holders of Class B common stock have advised us that they may exchange up to approximately $7 million of their shares of Class B common stock into Class A common stock and tender such shares into the offer.

     Certain Effects of the Tender Offer. After the completion of the tender offer, we expect to have sufficient cash flow and access to other funding to meet our cash needs for normal operations and anticipated capital expenditures. However, our actual experience may differ from our expectations and there can be no assurance that our action in utilizing a portion of our capital in this manner will not adversely affect our ability to operate profitably or absorb possible losses in future periods or to continue our stock repurchase program. Future events may materially adversely affect our business, expenses or prospects and could affect our available cash or the availability or cost of external financial resources. See "Forward-Looking Statements."

     Upon the completion of the tender offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in us and thus in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future and to the issuance of additional shares upon exchange or conversion of presently outstanding securities.

     Stockholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price significantly higher than the purchase price in the tender offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future, which may be higher or lower than the purchase price paid by us in the tender offer.

     The purchase of shares in the tender offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of our stockholders. This may reduce the volume of trading in our shares and make it more difficult to buy or sell significant amounts of our shares without materially affecting the market price. Nonetheless, we anticipate that there will be a sufficient number of shares outstanding and publicly traded following consummation of the tender offer to ensure a continued trading market for the shares. Based upon published guidelines of the NYSE, we do not believe that the purchase of shares under the tender offer will cause the remaining outstanding shares of our common stock to be delisted from the NYSE.

     The shares are now "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the tender offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin rules and regulations.

     The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of our stockholders. We believe that the purchase of shares under the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

     Shares we acquire under the tender offer will be held in our treasury and will be available for us to issue without further stockholder action, except as required by applicable law or the rules applicable to companies with shares traded on the NYSE or any other securities exchange on which the shares may be listed, for general corporate purposes including, but not limited to, the satisfaction of obligations under existing or future stock options and our mandatory convertible securities and convertible note. Except for the use of the treasury shares to satisfy our obligations under existing stock options and our convertible securities and convertible note, we have no current plans for the issuance of shares repurchased under the tender offer by us.

     We may in the future purchase additional shares of common stock on the open market, in private transactions, through tender offers or otherwise. Any additional purchases may be on the same terms or on terms that are more or less favorable to stockholders than the terms of the tender offer. However, SEC Rule 13e-4 prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the expiration date of the tender offer, except pursuant to certain limited exceptions provided in Rule 14e-5.

3.  PROCEDURES FOR TENDERING SHARES.

     Proper Tender of Shares. For shares to be tendered properly under the tender offer, (1) the certificates for such shares (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), including any required signature guarantees, or an "agent's message" (as defined below), and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., New York City time, on the expiration date by the depositary at its address set forth on the back cover page of this Offer to Purchase or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below. IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, STOCKHOLDERS DESIRING TO TENDER SHARES UNDER THE TENDER OFFER MUST PROPERLY COMPLETE THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" ON THE LETTER OF TRANSMITTAL BY EITHER (1) CHECKING ONE OF THE BOXES IN THE SECTION CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER" INDICATING THE PRICE (IN MULTIPLES OF $0.25) AT WHICH SHARES ARE BEING TENDERED OR (2) CHECKING THE BOX IN THE SECTION CAPTIONED "SHARES TENDERED AT PRICE DETERMINED UNDER THE TENDER OFFER" INDICATING THAT THE STOCKHOLDER WILL ACCEPT THE PURCHASE PRICE DETERMINED BY GABELLI IN ACCORDANCE WITH THE TERMS OF THE TENDER OFFER. Stockholders who desire to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are tendered, provided that the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. TO TENDER

SHARES PROPERLY, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

     If tendering stockholders wish to maximize the chance that we will purchase their shares, they should check the box in the section entitled "Shares Tendered at Price Determined Under the Tender Offer" in the section captioned "Price (in Dollars) Per Share at Which Shares are Being Tendered" in the Letter of Transmittal. Note that this election may have the effect of lowering the purchase price and could result in the tendered shares being purchased at the minimum price of $28.00 per share.

     STOCKHOLDERS WHO HOLD SHARES THROUGH BROKERS, DEALERS, BANKS OR OTHER NOMINEES ARE URGED TO CONSULT SUCH NOMINEE TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF STOCKHOLDERS TENDER SHARES THROUGH SUCH NOMINEE AND NOT DIRECTLY TO THE DEPOSITARY.

     Signature Guarantees and Method of Delivery. No signature guarantee is required if: (1) the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in the "book-entry transfer facility," whose name appears on a security position listing as the owner of the shares) tendered therewith and such holder has not completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the Letter of Transmittal; or (2) shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act. See Instruction 1 of the Letter of Transmittal.

     If a certificate for shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

     In all cases, payment for shares tendered and accepted for payment under the tender offer will be made only after timely receipt by the depositary of certificates for such shares or a timely confirmation of the book-entry transfer of such shares into the depositary's account at the book-entry transfer facility as described above, a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof, or an agent's message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Delivery. The depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the depositary's account in accordance with the book-entry transfer facility's procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the depositary's account at the book-entry transfer facility, either (1) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof with any required signature guarantees, or an agent's message, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this Offer to Purchase before the expiration date or (2) the guaranteed delivery procedure described below must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY

OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary and forming a part of a book-entry transfer confirmation, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Gabelli may enforce such agreement against such participant.

     Federal Backup Withholding Tax. Under the United States federal backup withholding tax rules, 28% of the gross proceeds payable to a stockholder or other payee under the tender offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the depositary that the stockholder is not subject to backup withholding. Specified stockholders (including, among others, all corporations and certain foreign stockholders (in addition to foreign corporations)) are not subject to these backup withholding and reporting requirements rules. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. The applicable form can be obtained from Robert Zuccaro, Gabelli's Chief Financial Officer, at the address and telephone number set forth on the back cover page of this Offer to Purchase. See Instructions 13 and 14 of the related Letter of Transmittal.

     TO PREVENT FEDERAL BACKUP WITHHOLDING TAX EQUAL TO 28% OF THE GROSS PAYMENTS MADE TO STOCKHOLDERS FOR SHARES PURCHASED UNDER THE TENDER OFFER, EACH STOCKHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

     See Section 13 for a discussion of United States federal income tax consequences to tendering stockholders.

     Federal Income Tax Withholding on Foreign Stockholders. Even if a foreign stockholder has provided the required certification as described in the preceding paragraph to avoid backup withholding, the depositary will withhold United States federal income taxes at a rate of 28% of the gross payment payable to a foreign stockholder or his or her agent unless the depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business of the foreign stockholder within the United States. For this purpose, a foreign stockholder is any stockholder that is not a "United States holder" (as defined in Section 13). In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the depositary before the payment a properly completed and executed IRS Form 1001 or W-8BEN. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid under the tender offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the depositary a properly completed and executed IRS Form 4224 or W-8ECI. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder satisfies one of the "Section 302 tests" for capital gain treatment described in Section 13 or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Federal backup withholding generally will not apply to amounts subject to the 28% or a treaty-reduced rate of federal income tax withholding.

     FOREIGN STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A REDUCTION OF OR AN EXEMPTION FROM WITHHOLDING TAX, AND THE REFUND PROCEDURE. SEE INSTRUCTIONS 13 AND 14 OF THE LETTER OF TRANSMITTAL.

     Guaranteed Delivery. If a stockholder desires to tender shares under the tender offer and the stockholder's share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (a) the tender is made by or through an eligible guarantor institution;

          (b) the depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, before the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Offer to Purchase, specifying the price at which shares are being tendered, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such Notice of Guaranteed Delivery; and

          (c) the certificates for all tendered shares, in proper form for transfer, or confirmation of book-entry transfer of such shares into the depositary's account at the book-entry transfer facility, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, and any required signature guarantees, or an agent's message, or other documents required by the Letter of Transmittal, are received by the depositary within three NYSE trading days after the date of receipt by the depositary of the Notice of Guaranteed Delivery.

     Return of Unpurchased Shares. If any tendered shares are not purchased under the tender offer or are properly withdrawn before the expiration date, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

     Gabelli Class B Common Stock. We are not offering, as part of the tender offer, to purchase any shares of our Class B common stock and tenders of such shares will not be accepted. Holders of such shares who wish to participate in the tender offer may exchange such shares for shares of Class A common stock and then tender the shares of Class A common stock under the tender offer. See
Section 10. In no event are any shares of Class B common stock to be delivered to the depositary in connection with a tender of shares hereunder. Any exchange of such shares cannot be revoked even if all or a portion of the shares of Class A common stock received upon the exchange and tendered in the tender offer are not purchased in the tender offer for any reason.

     Gabelli Options and Convertible Note. We are not offering, as part of the tender offer, to purchase any options outstanding or our convertible note and tenders of options or such note will not be accepted. Holders of options or such note who wish to participate in the tender offer may exercise their options or convert such note and purchase shares of common stock and then tender the shares under the tender offer, provided that any exercise of an option or conversion of such note and tender of shares is in accordance with the terms of the applicable plan and option agreements or such note. In no event are any options or such note to be delivered to the depositary in connection with a tender of shares hereunder. An exercise of an option and the conversion of such note cannot be revoked even if all or a portion of the shares received upon the exercise or conversion and tendered in the tender offer are not purchased in the tender offer for any reason.

     Gabelli Mandatory Convertible Securities. We are not offering, as part of the tender offer, to purchase any of our outstanding mandatory convertible securities and tenders of mandatory convertible securities will not be accepted. In no event are any mandatory convertible securities to be delivered to the depositary in connection with a tender of shares hereunder.

     Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We reserve the absolute right to waive any of the conditions of the tender offer, which waiver shall apply to all properly tendered shares. We also reserve the right to waive any defect or irregularity in any tender with respect to any particular shares or any particular stockholder. Our interpretation of the terms of the tender offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the tender offer, or any defect or irregularity in any tender of shares. None of Gabelli, the depositary or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

     Tendering Stockholder's Representation and Warranty; Our Acceptance Constitutes an Agreement. A tender of shares under any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder's representation and warranty to us that (1) the stockholder has a "net long position" within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act in the shares or equivalent securities at least equal to the shares tendered and (2) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount tendered in (x) the subject securities or (y) securities immediately convertible into, or exchangeable or exercisable for, the subject securities and, upon acceptance of the tender, will acquire the subject securities by conversion, exchange or exercise and (2) will deliver or cause to be delivered the shares in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of shares tendered under the tender offer will constitute a binding agreement between the tendering stockholder and us upon the terms and conditions of the tender offer.

     Lost or Destroyed Certificates. Stockholders whose certificates for part or all of their shares have been lost, stolen, misplaced or destroyed may contact EquiServe, the transfer agent for our shares, at (877) 282-1168, for instructions as to obtaining a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. STOCKHOLDERS ARE REQUESTED TO CONTACT EQUISERVE IMMEDIATELY IN ORDER TO PERMIT TIMELY PROCESSING OF THIS DOCUMENTATION.

     CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT'S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO GABELLI. ANY SUCH DOCUMENTS DELIVERED TO GABELLI WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of shares pursuant to the tender offer are irrevocable. Shares tendered pursuant to the tender offer may be withdrawn at any time before the expiration date and, unless theretofore accepted for payment by us under the tender offer, may also be withdrawn at any time after 12:00 midnight, New York City time, on Thursday, July 31, 2003.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the depositary at its address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of such shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless such shares have been tendered for the account of an eligible guarantor institution.

     If shares have been tendered under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with such book-entry transfer facility's procedures.

     All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. None of Gabelli, the depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals may not be rescinded and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

     If we extend the tender offer, are delayed in our purchase of shares or are unable to purchase shares under the tender offer for any reason, then, without prejudice to our rights under the tender offer, the depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and subject to the conditions of the tender offer, promptly following the expiration date, we will (1) determine the purchase price we will pay for shares properly tendered and not properly withdrawn before the expiration date, taking into account the number of shares so tendered and the prices specified by tendering stockholders, and (2) accept for payment and pay for, and thereby purchase, up to 800,000 shares, subject to increase or decrease as provided in Section 14, properly tendered at prices at or below the purchase price and not properly withdrawn before the expiration date. For purposes of the tender offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the purchase price and not properly withdrawn, subject to the proration provisions of the tender offer, only when, as and if we give oral or written notice to the depositary of our acceptance of the shares for payment under the tender offer.

     Upon the terms and subject to the conditions of the tender offer, promptly after the expiration date, we will accept for payment and pay a single per share purchase price for 800,000 shares, subject to increase or decrease as provided in Section 14, if properly tendered and not properly withdrawn, or such lesser number of shares as are properly tendered and not properly withdrawn as permitted in Section 4, at prices not in excess of $31.75 nor less than $28.00 per share.

     In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly following the consummation of the offer, subject to possible delay due to proration, but only after timely receipt by the depositary of (1) certificates for shares or a timely book-entry confirmation of shares into the depositary's account at the book-entry transfer facility, (2) a properly completed and duly executed Letter of Transmittal (or an agent's message in the case of book-entry transfer) and (3) any other required documents.

     We will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

     In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date; however, we do not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five business days after the expiration date. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at our expense promptly after the expiration date or termination of the tender offer without expense to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY GABELLI REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. In addition, if certain events occur, we may not be obligated to purchase shares under the tender offer. See Sections 6 and 14.

     We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased under the tender offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the tender offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

     ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE UNDER THE TENDER OFFER. SEE SECTION 3. ALSO SEE SECTION 13 REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN STOCKHOLDERS.

6.  CONDITIONS OF THE TENDER OFFER.

     Notwithstanding any other provision of the tender offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after June 5, 2003 and before the expiration date any of the following events has occurred (or has been reasonably determined by us to have occurred) that, in our judgment and regardless of the circumstances giving rise to the event or events (including any action or omission to act by us), makes it inadvisable to proceed with the tender offer or with acceptance for payment:

          (a) there shall have been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the consummation of the tender offer, the acquisition of some or all of the shares under the tender offer or otherwise relates in any manner to the tender offer or (ii) in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Gabelli and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Gabelli or any of its subsidiaries or materially impair the contemplated benefits of the tender offer to us;

          (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court, government or governmental regulatory or administrative authority, agency or tribunal, domestic or foreign, that, in our reasonable judgment, could, directly or indirectly,
     (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares, (iii) materially impair the contemplated benefits of the tender offer to us or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Gabelli and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our or any of our subsidiaries' business;

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, (iii) the occurrence, commencement or escalation of a war, armed hostilities or other calamity, whether occurring within or outside the United States, including, but not limited to, an act of terrorism, (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could affect, the extension of credit by banks or other lending institutions in the United States, (v) any decrease of 10% or more in the market price of the shares or a 10% or greater decrease in the New York Stock Exchange Index, the NASDAQ Composite Index, the Dow Jones Industrial Average or the S&P 500 Composite Index, between the close of business on June 4, 2003, the last trading day before the commencement of the tender offer, and the close of trading on the last trading day prior to the expiration of the tender offer, or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), income, operations or prospects of Gabelli and its subsidiaries or on the benefits of the tender offer to us, or (vi) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;

          (d) a tender offer or exchange offer for any or all of the shares (other than this tender offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or has been publicly disclosed;

          (e) (i) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of (A) more than 5% of the outstanding shares of either class of our common stock or (B) shares of our common stock representing 5% or more of the combined voting power of our common stock or of the voting power of either class of our common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise (other than and to the extent disclosed in a Schedule 13D or Schedule 13G with the SEC on or before June 4, 2003), (ii) any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before June 4, 2003 shall have acquired or proposed to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise (other than by virtue of the tender offer made hereby), beneficial ownership of (A) an additional 2% or more of the outstanding shares of either class of our common stock or
     (B) shares of our common stock representing 2% or more of the combined voting power of our common stock or of the voting power of either class of our common stock or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares of common stock, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of their respective assets or securities;

          (f) any change or changes shall have occurred or are threatened in our or any of our subsidiaries' business, condition (financial or other), income, operations, prospects or stock ownership that, in our reasonable judgment, has or could have a material adverse effect on us or our subsidiaries or on the benefits of the tender offer to us; or

          (g) the consummation of the tender offer and the purchase of the shares may cause the shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time prior to the expiration of the tender offer, in our sole discretion and to the extent permitted by applicable law; all conditions must be satisfied or waived prior to the expiration of the tender offer. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

7.  PRICE RANGE OF SHARES; DIVIDENDS.

     The shares are listed and traded on the NYSE under the trading symbol "GBL." The following table sets forth, for the fiscal quarters indicated, the intraday high and low sales prices per share on the NYSE Composite Tape, as applicable. We have not declared any dividends on our common stock since the date of our initial public offering. However, our board of directors has recently discussed making changes to our dividend policy and may begin declaring dividends later this year. To date, no decision has been made by the board.

                                                               HIGH     LOW
                                                              ------   ------
Fiscal 2001:
  First Quarter.............................................  $36.46   $27.75
  Second Quarter............................................   43.65    30.80
  Third Quarter.............................................   48.90    31.23
  Fourth Quarter............................................   44.95    35.55
Fiscal 2002:
  First Quarter.............................................  $44.45   $35.60
  Second Quarter............................................   41.05    35.22
  Third Quarter.............................................   36.65    24.40
  Fourth Quarter............................................   33.92    27.20
Fiscal 2003:
  First Quarter.............................................  $33.50   $25.60
  Second Quarter (through June 4, 2003).....................   32.83    26.25

     On June 3, 2003, the last trading day before the date of announcement of our intention to commence the tender offer, the last reported sale price of the shares on the NYSE Composite Tape was $31.75. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

8.  SOURCE AND AMOUNT OF FUNDS.

     Assuming that the maximum 800,000 shares are tendered in the offer at a price between $28.00 and $31.75 per share, the aggregate purchase price will be between $22,400,000 and $25,400,000. We expect that our fees and expenses for the offer will be approximately $180,000.

     We intend to use available cash to fund the purchase of shares tendered in the offer and to pay related fees and expenses. The tender offer is not conditioned upon the receipt of any financing.

9.  CERTAIN INFORMATION CONCERNING GABELLI.

     General. Gabelli is a widely recognized provider of investment advisory and brokerage services to mutual funds, institutional and high net worth investors, primarily in the United States. We generally manage assets on a discretionary basis and invest in a variety of U.S. and international securities through various investment styles. Our revenues are largely based on the level of assets under management in our business, rather than our own assets, as well as the level of fees associated with our various investment products. As of December 31, 2002, we had approximately $21.2 billion of assets under management, 88% of which were invested in equity securities. We conduct our business operations through our subsidiaries.

     Gabelli's assets under management are organized principally in three groups:

          1. Mutual Funds: we currently provide advisory services to (i) the Gabelli family of funds; (ii) the Treasurer's Fund; and (iii) the Gabelli Westwood family of funds. The mutual funds have a long-term record of achieving high returns, relative to similar investment products.

          2. Separate Accounts: we currently provide advisory services to a broad range of investors, including corporate pension and profit sharing plans, foundations, endowments, jointly trusteed plans, municipalities, and high net worth individuals, and also serve as subadviser to certain other third-party investment funds. Each separate account portfolio is managed to meet the specific needs and objectives of the particular client by utilizing investment strategies and techniques within our areas of expertise.

          3. Alternative Investments: we also provide alternative investment products consisting primarily of risk arbitrage, global long/short and merchant banking limited partnerships and offshore companies.

          4. Other Businesses: we also act as underwriter and distributor of the open-end mutual funds and provide brokerage, trading, underwriting and research services.

     Gabelli was incorporated in April 1998 as "Alpha G, Inc." under the laws of the State of New York and renamed "Gabelli Asset Management Inc." in February 1999. Gabelli is a holding company formed in connection with the reorganization of Gabelli Group Capital Partners, Inc. (previously named "Gabelli Funds, Inc.") and Gabelli's subsequent initial public offering. On February 9, 1999, in connection with the reorganization, we issued 24 million shares of Class B common stock, representing all of our then issued and outstanding common stock to Gabelli Group Capital Partners, Inc. and two of its wholly owned subsidiaries for substantially all of the operating assets and liabilities of Gabelli Group Capital Partners, Inc. relating to its institutional and retail asset management, mutual fund advisory, underwriting and brokerage business.

     Gabelli Group Capital Partners, Inc., which is majority owned by Mario J. Gabelli with the balance owned by our professional staff and other individuals, directly or indirectly owns all of our outstanding shares of Class B common stock, which represents approximately 97.2% of the combined voting power, and 77% of the total number, of our outstanding common stock. On February 10, 1999, we sold six million shares of our Class A common stock to the public.

     The address of Gabelli Group Capital Partners, Inc. and its two wholly-owned subsidiaries, Rye Holdings, Inc. and Rye Capital Partners, Inc., and the names and addresses and beneficial ownership of shares of Class A common stock of their respective executive officers and directors is set forth on
Schedule I hereto. Neither Gabelli Group Capital Partners, Inc. nor its two wholly owned subsidiaries beneficially owns shares of our Class A common stock.

     Certain Financial Information. We incorporate by reference the financial statements and notes thereto on pages F-3 through F-18 of our Annual Report on Form 10-K for the year ended December 31, 2002, and the unaudited financial statements and notes thereto on pages 3 through 13 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

     Summary Historical Consolidated Condensed Financial Information. The following table sets forth certain summary audited and unaudited historical consolidated condensed financial information about us. The historical financial information for the fiscal years 2001 and 2002 has been derived from our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2002. The historical financial information for the first fiscal quarters of the years 2002 and 2003 has been derived from our unaudited consolidated condensed financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. You should read the following summary historical financial information in conjunction with, and such information is qualified in its entirety by reference to, such audited and unaudited consolidated financial statements and the related notes thereto.

        SUMMARY HISTORICAL CONSOLIDATED CONDENSED FINANCIAL INFORMATION

           (In Thousands, Except Per Share Data and Financial Ratios)

                                                        12 MONTHS ENDED          3 MONTHS ENDED
                                                    -----------------------   ---------------------
                                                    12/31/2001   12/31/2002   3/31/2002   3/31/2003
                                                    ----------   ----------   ---------   ---------
                                                           (AUDITED)               (UNAUDITED)
INCOME STATEMENT
Revenues..........................................   $224,414     $209,959     $58,032     $46,053
Expenses..........................................    130,966      120,297      32,663      29,713
                                                     --------     --------     -------     -------

Operating income..................................     93,448       89,662      25,369      16,340
                                                     --------     --------     -------     -------

Total other income (expense), net.................      8,474       (3,867)       (635)     (1,321)
                                                     --------     --------     -------     -------

Income before income taxes and minority
  interest........................................    101,922       85,795      24,734      15,019
Income taxes......................................     39,342       32,259       9,300       5,647
Minority interest.................................      1,482          224          45          45
                                                     --------     --------     -------     -------

Net income........................................   $ 61,098     $ 53,312     $15,389     $ 9,327
                                                     ========     ========     =======     =======
Net income per share:
  Basic...........................................   $   2.06     $   1.77     $  0.51     $  0.31
  Diluted.........................................   $   2.03     $   1.76     $  0.51     $  0.31
                                                     ========     ========     =======     =======
Weighted average shares outstanding:
  Basic...........................................     29,666       30,092      29,941      29,918
  Diluted.........................................     30,783       30,302      32,164      30,031
                                                     ========     ========     =======     =======
Ratio of earnings to fixed charges................      17.0x         8.1x       10.0x        6.0x

                                                        12 MONTHS ENDED          3 MONTHS ENDED
                                                    -----------------------   ---------------------
                                                    12/31/2001   12/31/2002   3/31/2002   3/31/2003
                                                    ----------   ----------   ---------   ---------
                                                           (AUDITED)               (UNAUDITED)
BALANCE SHEET
Total assets......................................   $486,394     $582,731    $541,700    $581,852
                                                     ========     ========    ========    ========
Total liabilities.................................   $103,486     $ 68,831    $ 49,195    $ 55,843
6% Convertible note...............................    100,000      100,000     100,000     100,000
Mandatory convertible securities..................         --       84,545      90,000      84,163
Minority interest.................................      7,611        7,562       7,383       7,607
Total stockholders' equity........................    275,297      321,793     295,122     334,239
                                                     --------     --------    --------    --------

Total liabilities and stockholders' equity........   $486,394     $582,731    $541,700    $581,852
                                                     ========     ========    ========    ========
Book value per share..............................   $   9.23     $  10.77    $   9.77    $  11.13

     Summary Unaudited Pro-Forma Consolidated Condensed Financial
Information. The summary unaudited pro forma consolidated condensed financial information gives effect to the purchase of shares pursuant to the tender offer as if such purchase had occurred as of the first day of the period presented for the summary consolidated statements of income and as of the date of the summary consolidated balance sheet based on certain assumptions. The pro forma financial information includes the anticipated use of cash and cash equivalents to repurchase shares tendered, the reduction in investment income due to assumed lower cash balances and its related impact on management fees and income taxes and the reduction in shares outstanding. This information should be read in conjunction with the summary historical consolidated condensed financial information, Form 10-K, Form 10-Q and the related notes referred to earlier. Complete pro forma financial statements can be found by referring to the information provided under Item 10(b) of our Schedule TO filed with the SEC on June 5, 2003. These estimated financial effects of the repurchase are not necessarily indicative of either our financial position or the results of our operations, which would actually have been obtained, had the purchase of shares pursuant to this tender offer been completed at the date indicated. The summary unaudited pro forma consolidated condensed financial information has been included herein as required by the rules of the SEC and is for comparative purposes only.

     The pro forma financial information below goes beyond historical information and may provide an indication of future results. To the extent that such information constitutes forward-looking statements within the meaning of
Section 21E of the Exchange Act, such statements are subject to factors that could cause actual results to differ from those in the forward-looking statements. See "Forward-Looking Statements."

               SUMMARY UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
                             FINANCIAL INFORMATION

           (In Thousands, Except Per Share Data and Financial Ratios)

                                         12 MONTHS ENDED 12/31/2002                3 MONTHS ENDED 3/31/2003
                                   --------------------------------------   --------------------------------------
                                                    AT            AT                         AT            AT
                                                  MINIMUM       MAXIMUM                    MINIMUM       MAXIMUM
                                                ($28.00 PER   ($31.75 PER                ($28.00 PER   ($31.75 PER
                                   HISTORICAL     SHARE)        SHARE)      HISTORICAL     SHARE)        SHARE)
                                   ----------   -----------   -----------   ----------   -----------   -----------
INCOME STATEMENT
Revenues.........................   $209,959     $209,959      $209,959      $46,053       $46,053       $46,053
Expenses.........................    120,297      120,263       120,260       29,713        29,708        29,707
                                    --------     --------      --------      -------       -------       -------

Operating income.................     89,662       89,696        89,699       16,340        16,345        16,346
                                    --------     --------      --------      -------       -------       -------

Total other income (expense),
  net............................     (3,867)      (4,194)       (4,238)      (1,321)      (1,375)       (1,382)
                                    --------     --------      --------      -------       -------       -------

Income before taxes and minority
  interest.......................     85,795       85,502        85,461       15,019        14,970        14,964
Income taxes.....................     32,259       32,148        32,134        5,647         5,629         5,626
Minority interest................        224          224           224           45            45            45
                                    --------     --------      --------      -------       -------       -------
Net income.......................   $ 53,312     $ 53,130      $ 53,103      $ 9,327       $ 9,296       $ 9,293
                                    ========     ========      ========      =======       =======       =======
Net income per share:
  Basic..........................   $   1.77     $   1.81      $   1.81      $  0.31       $  0.32       $  0.32
  Diluted........................   $   1.76     $   1.80      $   1.80      $  0.31       $  0.32       $  0.32

Weighted average shares
  outstanding:
  Basic..........................     30,092       29,292        29,292       29,918        29,118        29,118
  Diluted........................     30,302       29,502        29,502       30,031        29,231        29,231
Ratio of earnings to fixed
  charges........................       8.1x         8.1x          8.1x         6.0x          6.0x          6.0x

                                        12 MONTHS ENDED 12/31/2002                3 MONTHS ENDED 3/31/2003
                                  --------------------------------------   --------------------------------------
                                                   AT            AT                         AT            AT
                                                 MINIMUM       MAXIMUM                    MINIMUM       MAXIMUM
                                               ($28.00 PER   ($31.75 PER                ($28.00 PER   ($31.75 PER
                                  HISTORICAL     SHARE)        SHARE)      HISTORICAL     SHARE)        SHARE)
                                  ----------   -----------   -----------   ----------   -----------   -----------
BALANCE SHEET
Total assets....................   $582,731     $560,151      $557,151      $581,852     $559,272      $556,272
                                   ========     ========      ========      ========     ========      ========
Total liabilities...............   $ 68,831     $ 68,831      $ 68,831      $ 55,843     $ 55,843      $ 55,843
6% Convertible note.............    100,000      100,000       100,000       100,000      100,000       100,000
Mandatory convertible
  securities....................     84,545       84,545        84,545        84,163       84,163        84,163
Minority interest...............      7,562        7,562         7,562         7,607        7,607         7,607
Total stockholders' equity......    321,793      299,213       296,213       334,239      311,659       308,659
                                   --------     --------      --------      --------     --------      --------
Total liabilities and
  stockholders' equity..........   $582,731     $560,151      $557,151      $581,852     $559,272      $556,272
                                   ========     ========      ========      ========     ========      ========
Book value per share............   $  10.77     $  10.29      $  10.19      $  11.13     $  10.67      $  10.56

     Additional Information. We are subject to the information requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO which includes additional information with respect to the tender offer. Such material and other information may be inspected at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained by mail, upon payment of the SEC's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and documents incorporated by reference. These reports, statements and other information concerning Gabelli can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Incorporation by Reference. The rules of the SEC allow us to "incorporate by reference" information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference each of the following documents:

GABELLI'S SEC FILINGS                                               PERIOD
---------------------                                               ------
Annual Report on Form 10-K.............................  Year ended December 31, 2002
Quarterly Report on Form 10-Q..........................  Quarter ended March 31, 2003
Current Report on Form 8-K.............................  Filed on January 31, 2003
Current Report on Form 8-K.............................  Filed on May 6, 2003
Current Report on Form 8-K/A...........................  Filed on May 8, 2003
Proxy Statement........................................  Filed on April 16, 2003
Registration Statement on Form S-3.....................  Filed on February 3, 2003

     We urge you to review our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

     All documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Offer to Purchase and prior to the termination of the tender offer shall also be deemed to be incorporated by reference into this Offer to Purchase and to be a part hereof from the date of filing of such documents. Any statement herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

     You can obtain any of the documents incorporated by reference in this document from us or from the SEC's web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from us by contacting Robert Zuccaro, Gabelli's Chief Financial Officer, at One Corporate Center, Rye, New York 10580, telephone number (914) 921-5088. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

10. INTEREST OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN OTHER PERSONS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

     Beneficial Ownership. As of June 2, 2003, Gabelli had issued and outstanding 6,870,322 shares of Class A common stock and 23,150,000 shares of Class B common stock and held 727,039 shares of Class A common stock in treasury. The 800,000 shares we are offering to purchase under the tender offer represent approximately 11.64% of the shares of our Class A common stock and 2.66% of the aggregate shares of our common stock outstanding on June 2, 2003.

     As of June 2, 2003, our directors and executive officers as a group (10 persons) beneficially owned an aggregate of 370,817 shares of Class A common stock and 23,150,000 shares of Class B common stock, representing approximately 5.4% and 100% of the outstanding shares of such class of common stock, respectively. Our directors and executive officers are entitled to participate in the tender offer on the same basis as all other stockholders.

     Some of our executive officers have advised us that they may tender some of their shares in the tender offer. Our holders of Class B common stock have advised us that they may exchange up to approximately $7 million of their shares of Class B common stock into Class A common stock and tender such shares into the offer.

     The following table sets forth, as to each director or executive officer
(i) the class and number of shares and percentage beneficially owned as of June 2, 2003 (including shares under exercisable options) and (ii) assuming we purchase 800,000 shares of common stock and that no director or executive officer tenders any shares under the tender offer, the percentage beneficially owned after consummation of the tender offer.

                                                                             PERCENTAGE OWNERSHIP OF
                                         SHARES OF GABELLI COMMON STOCK     CLASS AFTER TENDER OFFER
                                               BENEFICIALLY OWNED          (ASSUMING GABELLI PURCHASES
                                         -------------------------------        800,000 SHARES OF
                                                                              CLASS A COMMON STOCK
NAME AND ADDRESS                                                PERCENT        AND NO DIRECTOR OR
OF BENEFICIAL OWNER*                      CLASS      NUMBER     OF CLASS   EXECUTIVE OFFICER TENDERS)
--------------------                     -------   ----------   --------   ---------------------------
Mario J. Gabelli.......................  Class A      113,265     1.7%                 1.9%
                                         Class B   23,150,000(1)   100%               100%
Bruce N. Alpert........................  Class A       38,500(2)    **                  **
Douglas R. Jamieson....................  Class A        9,500(3)    **                  **
James E. McKee.........................  Class A       28,092(4)    **                  **
Robert S. Zuccaro......................  Class A       47,810(5)    **                  **
Raymond C. Avansino, Jr. ..............  Class A       91,500(6)   1.4%                1.5%
John C. Ferrara........................  Class A       17,500(7)    **                  **
Paul B. Guenther.......................  Class A       10,000      **                   **
Eamon M. Kelly.........................  Class A        4,650      **                   **
Karl Otto Pohl.........................  Class A       10,000(8)    **                  **
All Directors and Executive Officers as
  a Group (10 total)...................  Class A      370,817     5.4%                 6.1%
                                         Class B   23,150,000     100%                100%

---------------

* The address of the directors and executive officers of Gabelli is One Corporate Center, Rye, NY 10580.

**  Represents beneficial ownership of less than 1%.

(1) Owned by Gabelli Group Capital Partners, Inc., and two of its subsidiaries (Rye Holdings, Inc., and Rye Capital Partners, Inc.). Mr. Gabelli disclaims beneficial ownership of these shares in excess of his ownership interest in Gabelli Group Capital Partners, Inc.

(2) Includes 7,500 shares that may be acquired through the exercise of stock options.

(3) Includes 7,500 shares that may be acquired through the exercise of stock options.

(4) Includes 25,000 shares that may be acquired through the exercise of stock options.

(5) Includes 45,500 shares that may be acquired through the exercise of stock options.

(6) Includes 7,500 shares that may be acquired through the exercise of stock options. 60,000 shares are owned by entities for which Mr. Avansino serves as a director or officer. Mr. Avansino disclaims beneficial ownership of these 60,000 shares.

(7) Includes 7,500 shares that may be acquired through the exercise of stock options.

(8) Represents shares that may be acquired through the exercise of stock options.

     Transactions in Class A Common Stock. On May 1, 2003, Bruce N. Alpert, an executive officer of Gabelli and certain of its affiliates, sold 1,000 shares of Class A common stock in an open market transaction on the NYSE at a price of $30.758 per share.

     Except as stated in the preceding paragraph, based on our records and information provided to us by our directors, executive officers, associates and subsidiaries, neither we nor, to the best of our knowledge, any of our directors or executive officers or any of our associates or subsidiaries, has effected any transactions in shares of our Class A common stock during the 60 days before the date hereof.

     Exchange of Class B Common Stock into Class A Common Stock. Our board of directors has authorized the exchange of shares of Class B common stock into Class A common stock, upon request from time to time by holders of Class B common stock. For each share so exchanged, the holder would receive one share of Class A common stock which such holder may tender into the offer. Our holders of Class B common stock have advised us that they may exchange up to approximately $7 million of their shares of Class B common stock into Class A common stock and tender such shares into the offer.

     Dividend Policy. Our board of directors has recently discussed making changes to our dividend policy and may begin declaring dividends later this year. To date, no decision has been made by the board of directors.

     Convertible Note. On August 13, 2001, we issued a 10-year, $100 million convertible note to Cascade Investment LLC pursuant to a Note Purchase Agreement, dated as of August 10, 2001, among Gabelli, Cascade, Mr. Gabelli, Gabelli Group Capital Partners, Inc., Rye Holdings, Inc., and Rye Capital Partners, Inc. The convertible note, due August 14, 2011, pays interest semi-annually at 6.5% for the first year and 6% thereafter. The note is presently convertible, in whole or in part, at the option of Cascade, into shares of Class A common stock by dividing the principal amount of the note to be converted by a conversion price of $53 per share. We also have the right, however, to force a conversion of the note in certain circumstances. The note also provides Cascade with certain put rights, at par plus accrued interest, commencing on August 13, 2003. Presently, there are discussions ongoing between Cascade and us which may result in an amendment to certain terms of the note, including a possible decrease in the interest rate and conversion price and an extension of certain put rights.

     Pursuant to the terms of the note, as a result of the tender offer, the conversion price in effect immediately prior to the expiration date of the offer shall be reduced by multiplying the conversion price by a fraction, of which (i) the numerator will be the "average market price" of the shares minus the "per share premium amount" paid in the offer and (ii) the denominator will be the "average market price." "Per share premium amount" means (a) the aggregate purchase price paid for all shares purchased in the offer minus the product of the "average market price" of the shares and the number of shares acquired by us pursuant to the offer divided by (b) the number of shares of Class A common stock outstanding after the consummation of the offer. "Average market price" generally means the average of the daily closing prices for the shares on the NYSE for the five consecutive trading days selected by our board of directors commencing not more than 20 trading days before, and ending not later than, the expiration date of the offer.

     The foregoing description is qualified in its entirety by reference to the note purchase agreement and convertible promissory note which were filed as Exhibits 1.1 and 1.2, respectively, to our Form 10-Q/A for the quarter ended September 30, 2001 and which are hereby incorporated by reference.

     Registration Rights Agreement. Gabelli entered into a registration rights agreement, dated as of August 14, 2001, with Cascade Investment LLC in connection with the issuance to Cascade of the convertible note. The registration rights agreement provides Cascade with a maximum of five demand registration rights and unlimited piggyback registration rights with respect to the shares of Class A common stock issuable to Cascade upon conversion of the note. The foregoing description is qualified in its entirety by reference to the registration rights agreement which was filed as Exhibit 4.1 to our Form 10-Q/A for the quarter ended September 30, 2001 and which is hereby incorporated by reference.

     Mandatory Convertible Securities. On February 6, 2002, we completed our public offering of 3.6 million mandatory convertible securities called FELINE PRIDES. The securities are listed on the NYSE under the symbol "GBL.I". These securities initially consist of (a) units referred to as Income PRIDES, each with a stated amount of $25, (b) a purchase contract under which the holder will purchase shares of Class A common stock on February 17, 2005 and (c) senior notes due February 17, 2007. We pay quarterly contract adjustment payments to holders of Income PRIDES units at a rate of .95% of the stated amount per year. The notes pay interest quarterly at a rate of 6% per year, which rate is expected to be reset on or about November 17, 2004. Each purchase contract obligates its holder to purchase, on February 17, 2005, newly issued shares of Class A common stock. The total number of shares to be issued will be between
1.8 and 2.2 million, subject to adjustment in certain circumstances, and depends upon the applicable market value of the shares at that date.

     The number of shares of Class A common stock issuable under the purchase contracts will be adjusted if the aggregate amount we pay for the shares of Class A common stock purchased under the tender offer is more than 5% of the product of the "average market price" of the shares multiplied by the number of shares outstanding on the expiration date, including tendered shares. In such case, the number of shares issuable under the purchase contracts will be adjusted to equal (A) the number of shares issuable under the purchase contracts in effect immediately prior to the close of business on the expiration date divided by (B) a fraction (i) the numerator of which is equal to (a) the product of the "average market price" of the shares of Class A common stock multiplied by the number of shares of Class A common stock outstanding, including any tendered shares, as of the expiration date, minus (b) the amount of cash payable for the shares purchased in the tender offer and (ii) the denominator of which is the product of (a) the "average market price" per share of Class A common stock multiplied by (b) the number of shares of Class A common stock outstanding as of the expiration date minus the number of shares tendered in the offer. "Average market price" generally means the average of the daily closing prices of the shares on the NYSE for the five consecutive trading days selected by our board of directors commencing not more than 30 trading days before, and ending not later than, the expiration date of the offer.

     The foregoing description is qualified in its entirety by reference to the purchase contract agreement, dated as of February 6, 2002, between Gabelli and The Bank of New York, the forms of income PRIDES certificate and growth PRIDES certificate, the pledge agreement, dated as of February 6, 2002, among Gabelli, JPMorgan Chase Bank and The Bank of New York, and the remarketing agreement, dated as of February 6, 2002, among Gabelli, The Bank of New York and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith, which were filed as Exhibits 4.4, 4.6, 4.7 and 4.8, respectively, to our Current Report on Form 8-K dated February 8, 2002 and which are hereby incorporated by reference.

     Stock Option Plans. We maintain two stock plans, approved by our stockholders, which are designed to provide incentive which will attract and retain individuals key to our success through direct or indirect ownership of our common stock. Benefits under the plans may be granted in any one or a combination of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, dividend equivalents and other stock or cash based awards. A maximum of 1,500,000 shares of Class A common stock have been reserved for issuance under each of the plans by a committee of our board of directors responsible for administrating the plans. Under the plans, the committee may grant either incentive or nonqualified stock options with a term not to exceed ten years from the grant date and at an exercise price that the committee may determine. Options granted under the plans vest 75% after three years and 100% after four years from the date of grant and expire after ten years. As of June 2, 2003, there were vested options outstanding exercisable for 275,390 shares of Class A common stock with a weighted average exercise price of $16.21 per share.

     The foregoing description is qualified in its entirety by reference the stock plans which were filed as Exhibit 10.4 to Amendment No. 4 to our Registration Statement on Form S-1 filed with the SEC on February 10, 1999, and as Exhibit A to our Proxy Statement on Schedule 14A filed with the SEC on April 30, 2002 and which are hereby incorporated by reference.

     Share Repurchase Program. In March 1999, our board of directors established a stock repurchase program through which we are authorized to repurchase shares of Class A common stock from time to time in the open market and in private transactions. Since the inception of the program, we have repurchased approximately 1,127,843 shares at an average cost of $25.41 per share. As of June 2, 2003, the total amount available to repurchase shares under the program was $14,203,598. The tender offer is not considered to be part of the program.

     Except as otherwise described herein or as described in our most recent proxy statement, neither Gabelli nor, to the best of Gabelli's knowledge, any of its affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the tender offer or with respect to any securities of Gabelli, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of the securities of Gabelli, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11. EFFECTS OF THE TENDER OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

     The purchase by us of shares under the tender offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of stockholders. Nonetheless, we anticipate that there will be a sufficient number of shares outstanding and publicly traded following completion of the tender offer to ensure a continued trading market for the shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of shares under the tender offer will cause our remaining outstanding shares of common stock to be delisted from the NYSE.

     The shares are now "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the tender offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin rules and regulations.

     The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to its stockholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our stockholders. We believe that the purchase of shares under the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

12.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     Except as described above, we are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the tender offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of shares tendered pursuant to the tender offer pending the outcome of any such matter, subject to our right to decline to purchase shares if any of the conditions in Section 6 have not been satisfied or waived. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept for payment and pay for shares are subject to conditions. See Section 6.

13.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     The following summary describes the material United States federal income tax consequences relating to the tender offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, persons who hold shares as a position in a "straddle" or as a part of a "hedging," "conversion" or "constructive sale" transaction for United States federal income tax purposes or persons who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, except as otherwise specifically noted, this discussion applies only to "United States holders" (as defined below) whose shares are tendered and accepted for payment pursuant to the tender offer. This summary also does not address the state, local or foreign tax consequences of participating in the tender offer. For purposes of this discussion, a "United States holder" means:

     - a citizen or resident of the United States;

     - a corporation or other entity taxable as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof;

     - an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

     - a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

     If a partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership and the "Section 302 test" (as defined below) will apply at the partnership level. Partners of partnerships holding shares should consult their tax advisors. Holders of shares who are not United States holders should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the tender offer and should also see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

     STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING OR NOT PARTICIPATING IN THE TENDER OFFER.

     Characterization of the Purchase. The purchase of a United States holder's shares by us under the tender offer will be a taxable transaction for United States federal income tax purposes. As a consequence of the purchase, a United States holder will, depending on the United States holder's particular circumstances, be treated either as having sold the United States holder's shares or as having received a distribution in respect of stock from us.

     Under Section 302 of the Code, a United States holder whose shares are purchased by us under the tender offer will be treated as having sold its shares, and thus will recognize capital gain or loss if the purchase:

     - results in a "complete termination" of the United States holder's equity interest in Gabelli;

     - results in a "substantially disproportionate" redemption with respect to the United States holder; or

     - is "not essentially equivalent to a dividend" with respect to the United States holder.

     Each of these tests, referred to as the "Section 302 tests," is explained in more detail below.

     If a United States holder satisfies any of the Section 302 tests explained below, the United States holder will be treated as if it sold us its shares and will recognize capital gain or loss equal to the difference between the amount of cash received under the tender offer and the United States holder's adjusted tax basis in the shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the United States holder's holding period for the shares that were sold exceeds one year as of the date of purchase by us under the tender offer. Specified limitations apply to the deductibility of capital losses by United States holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by Gabelli from a United States holder under the tender offer. A United States holder may be able to designate, generally through its broker, which blocks of shares it wishes to tender under the tender offer if less than all of its shares are tendered under the tender offer, and the order in which different blocks will be purchased by Gabelli in the event of proration under the tender offer. United States holders should consult their tax advisors concerning the mechanics and desirability of that designation.

     If a United States holder does not satisfy any of the Section 302 tests explained below, the purchase of a United States holder's shares by us under the tender offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the United States holder. Instead, the entire amount received by a United States holder with respect to the purchase of its shares by Gabelli under the tender offer will be treated as a dividend distribution to the United States holder with respect to its shares under Section 301 of the Code, taxable at ordinary income tax rates. To the extent that a purchase of a United States holder's shares by us under the tender offer is treated as the receipt by the United States holder of a dividend, the United States holder's adjusted tax basis in the purchased shares will be added to any shares retained by the United States holder.

     Tax Rate Changes. The recently enacted Jobs and Growth Tax Relief Reconciliation Act of 2003, effective for tax years beginning after December 31, 2002, reduces the individual tax rates on both capital gains and dividend income. The top individual rate on adjusted capital gains is generally reduced from 20 percent to 15 percent (5 percent for taxpayers in the lower brackets) and on dividend income from 38.6 percent to 15 percent. The reduced rate on capital gains applies to sales and exchanges (and payments received) on or after May 6, 2003 and the reduced rates on dividend income to dividends received after December 31, 2002. A United States holder who is an individual or subject to individual income tax rates should consult with his tax advisor regarding the different tax consequences to him of sale and dividend treatment.

     Constructive Ownership of Stock and Other Issues.  In applying each of the
Section 302 tests explained below, United States holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a United States holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the United States holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests explained below, United States holders should consult their tax advisors to determine whether the purchase of their shares under the tender offer qualifies for sale treatment in their particular circumstances.

     We cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders under the tender offer will cause us to accept fewer shares than are tendered. Therefore, no assurance can be given that we will purchase a sufficient number of a United States holder's shares under the tender offer to ensure that the United States holder receives sale treatment, rather than dividend treatment, for United States federal income tax purposes under the rules discussed below. However, if we are unable to purchase a sufficient number of a United States holder's shares under the tender offer, such United States holder may wish to consult his tax advisor regarding the ability to satisfy the Section 302 test and receive sale treatment through a sale or other disposition of additional shares contemporaneous with the tender offer.

     Section 302 Tests. One of the following tests must be satisfied in order for the purchase of shares by Gabelli under the tender offer to be treated as a sale or exchange for federal income tax purposes:

     - Complete Termination Test. The purchase of a United States holder's shares by us under the tender offer will result in a "complete termination" of the United States holder's equity interest in Gabelli if all of the shares that are actually owned by the United States holder are sold under the tender offer and all of the shares that are constructively owned by the United States holder, if any, are sold under the tender offer or, with respect to shares owned by certain related individuals, the United States holder effectively waives, in accordance with Section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the United States holder. United States holders wishing to satisfy the "complete termination" test through waiver of the constructive ownership rules should consult their tax advisors.

     - Substantially Disproportionate Test. Our purchase of a United States holder's shares under the tender offer will result in a "substantially disproportionate" redemption with respect to the United States holder if, among other things, the percentage of the then outstanding voting stock actually and constructively owned by the United States holder immediately after the purchase is less than 80% of the percentage of the voting stock actually and constructively owned by the United States holder immediately before the purchase (treating as outstanding all shares purchased under the tender offer).

     - Not Essentially Equivalent to a Dividend Test. Our purchase of a United States holder's shares under the tender offer will be treated as "not essentially equivalent to a dividend" if the reduction in the United States holder's proportionate interest in Gabelli (taking into account all shares actually and constructively owned by the United States holder) as a result of the purchase constitutes a "meaningful reduction" given the United States holder's particular circumstances. Whether the receipt of cash by a United States holder who sells shares under the tender offer will be "not essentially equivalent to a dividend" will depend upon the United States holder's particular facts and circumstances. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute a "meaningful reduction." United States holders should consult their tax advisors as to the application of this test in their particular circumstances.

     Corporate Stockholder Dividend Treatment. In the case of a corporate United States holder, to the extent that any amounts received under the tender offer are treated as a dividend, such holder may be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate United States holder pursuant to the tender offer that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code. Corporate United States holders should consult their own tax advisors as to the application of Section 1059 of the Code to the tender offer, and to the tax consequences of dividend treatment in their particular circumstances.

     Foreign Stockholders. Generally, the depositary will withhold United States federal income tax at a rate of 28% from the gross proceeds paid under the tender offer to a foreign stockholder (as defined in Section 3) or his agent, unless the depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding otherwise applies. See Section 3 for a discussion of the applicable United States withholding rules and the potential for a foreign stockholder being subject to reduced withholding and for obtaining a refund of all or a portion of any tax withheld.

     Stockholders Who do Not Receive Cash Under the Tender Offer. Stockholders whose shares are not purchased by Gabelli under the tender offer will not incur any tax liability as a result of the completion of the tender offer.

     Backup Withholding. See Section 3 with respect to the application of United States federal backup withholding tax.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TENDER OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

14.  EXTENSION OF THE TENDER OFFER; TERMINATION; AMENDMENT.

     We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires us to pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer.

     Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or comparable service.

     If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(2) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (1) we increase or decrease the price to be paid for shares or increase or decrease the number of shares being sought in the tender offer and, if an increase in the number of shares being sought, such increase exceeds 2% of the outstanding shares of Class A common stock and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.

15.  FEES AND EXPENSES.

     We have retained EquiServe to act as depositary in connection with the tender offer. The depositary will receive reasonable and customary compensation for its services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

     No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies for soliciting tenders of shares under the tender offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the depositary. We, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Gabelli or the depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this Offer to Purchase and Instruction 7 in the related Letter of Transmittal.

16.  MISCELLANEOUS.

     We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in any such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on behalf of Gabelli by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

     Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in
Section 9 with respect to information concerning us.

     YOU SHOULD READ ONLY THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. GABELLI HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF GABELLI AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. GABELLI HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GABELLI.

                         GABELLI ASSET MANAGEMENT INC.

                                  June 5, 2003

                                                                      SCHEDULE I

         NAMES, ADDRESSES AND BENEFICIAL OWNERSHIP OF SHARES OF CLASS A
                    COMMON STOCK OF DIRECTORS AND OFFICERS*

                    NAME                                           ADDRESS
                    ----                                           -------
GABELLI GROUP CAPITAL PARTNERS, INC..........   140 Greenwich Avenue, Greenwich, CT 06930
     Directors
     Mario J. Gabelli........................   One Corporate Center, Rye, New York 10580
     Charles C. Baum(1)......................   One Corporate Center, Rye, New York 10580
     Frederic V. Salerno.....................   One Corporate Center, Rye, New York 10580
     Arnold M. Reichman......................   One Corporate Center, Rye, New York 10580
     Marc J. Gabelli(2)......................   One Corporate Center, Rye, New York 10580
     Matthew R. Gabelli(3)...................   One Corporate Center, Rye, New York 10580
     Officers
     Mario J. Gabelli........................   One Corporate Center, Rye, New York 10580
     Robert S. Zuccaro.......................   One Corporate Center, Rye, New York 10580
     James E. McKee..........................   One Corporate Center, Rye, New York 10580
RYE HOLDINGS, INC............................   140 Greenwich Avenue, Greenwich, CT 06930
     Directors
     Douglas R. Jamieson.....................   One Corporate Center, Rye, New York 10580
     Joseph R. Rindler, Jr.(4)...............   One Corporate Center, Rye, New York 10580
     Robert S. Zuccaro.......................   One Corporate Center, Rye, New York 10580
     Officers
     Robert S. Zuccaro.......................   One Corporate Center, Rye, New York 10580
     James E. McKee..........................   One Corporate Center, Rye, New York 10580
RYE CAPITAL PARTNERS, INC....................   140 Greenwich Avenue, Greenwich, CT 06930
     Directors
     Douglas R. Jamieson.....................   One Corporate Center, Rye, New York 10580
     Joseph R. Rindler, Jr.(4)...............   One Corporate Center, Rye, New York 10580
     Robert S. Zuccaro.......................   One Corporate Center, Rye, New York 10580
     Officers
     Robert S. Zuccaro.......................   One Corporate Center, Rye, New York 10580
     James E. McKee..........................   One Corporate Center, Rye, New York 10580

---------------

 * Beneficial ownership of shares of our common stock by the persons listed on this Schedule I who are also directors or officers of Gabelli is provided in
    Section 10 of this Offer to Purchase.

(1) Beneficially owns 34,348 shares of Class A common stock.

(2) Beneficially owns 35,100 shares of Class A common stock, which include 25,000 shares that may be acquired through the exercise of stock options.

(3) Beneficially owns 41,000 shares of Class A common stock, which include 31,000 shares that may be acquired through the exercise of stock options.

(4) Beneficially owns 24,002 shares of Class A common stock, which include 7,250 shares that may be acquired through the exercise of stock options.

     Facsimile copies of the Letter of Transmittal will be accepted from eligible guarantor institutions. The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the depositary at one of its addresses set forth below.

                    The depositary for the tender offer is:

                                   EQUISERVE

                                 (877) 282-1168

                                                                     BY OVERNIGHT DELIVERY
           BY MAIL:                    BY HAND DELIVERY:               OR EXPRESS MAIL:
           EquiServe                 Securities Transfer &                 EquiServe
    Attn: Corporate Actions        Reporting Services, Inc.         Attn: Corporate Actions
        P.O. Box 43025                   c/o EquiServe                40 Campanelli Drive
   Providence, RI 02940-3025     100 Williams Street, Galleria        Braintree, MA 02184
                                      New York, NY 10038

     Any questions or requests for assistance may be directed to Robert Zuccaro, Gabelli's Chief Financial Officer, at the telephone number and address set forth below. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may also be directed to Mr. Zuccaro at the telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. To confirm delivery of shares, stockholders are directed to contact the depositary.

                                 Robert Zuccaro
                            Chief Financial Officer
                         Gabelli Asset Management Inc.
                   One Corporate Center, Rye, New York 10580
                              Tel: (914) 921-5088